Exhibit 10.3

EXECUTION COPY

AMENDMENT NO. 2 TO
LOAN AND SERVICING AGREEMENT AND WAIVER

THIS AMENDMENT NO. 2 TO LOAN AND SERVICING AGREEMENT AND WAIVER (this “Amendment”) is made as of May 27, 2022, by and among:

(1)            FRANKLIN BSP LENDING CORPORATION. (formerly known as Business Development Corporation of America), a Maryland limited liability company, as collateral manager (together with its successors 7and assigns in such capacity, the “Collateral Manager”);

(2)           BDCA FUNDING I, LLC, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(3)            EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender” and collectively, the “Lenders”); and

(4)            WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”);

(5)            U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), a national banking association, not in its individual capacity but solely as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”); and

(6)            U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Collateral Manager, the Administrative Agent, the Lenders, the Collateral Agent and the Collateral Custodian are parties to that certain Loan and Servicing Agreement dated as of August 28, 2020 (such agreement as amended, modified, supplemented, waived or restated from time to time, including by that certain Amendment No. 1 to Loan and Servicing Agreement, dated as of April 6, 2021, the “Agreement”);

WHEREAS, Section 13.1 of the Agreement provides that the parties to the Agreement may amend, waive, supplement or otherwise modify any of the provisions of the Agreement under the circumstances and subject to the satisfaction of the conditions set forth therein.

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NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.         Amendments. The Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Agreement attached as Exhibit A hereto.

Section 2.         Waiver. The Administrative Agent and each of the Lenders hereby waives any violation of (i) the limitation applicable to Discretionary Sales set forth in Section 2.17(a)(vi) of the Agreement; provided that the OLB of all Loans subject to a proposed Discretionary Sale or sold in a Discretionary Sale following the effectiveness of this Amendment shall comply with the limitation set forth in such section as of the date hereof, (ii) the covenant regarding compliance with the opinions of Ropes and Gray LLP set forth in Section 5.3(m) of the Agreement and (iii) the notice requirement in respect to changing the Borrower’s name set forth in Section 5.2(g) of the Agreement and the notice requirement in respect to changing the Collateral Manager’s name set forth in Section 5.4(c) of the Agreement.

Except as expressly set forth in this message, each of the Administrative Agent and each Lender reserves all of its rights, privileges, powers and remedies under the Agreement and the other Loan Documents, as well as under applicable law (whether determined at law or in equity). Except as specifically provided herein, this waiver shall not operate as a waiver of any violation of, or any right, privilege, power or remedy of any party under, the Agreement or any other Transaction Document; all such rights, privileges, powers and remedies are expressly reserved. The Administrative Agent’s or any Lender’s exercise or failure to exercise any rights, privileges, powers and remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, privileges, powers and/or remedies in any other instance or instances.

Section 3.         Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all provisions of the Agreement shall remain in full force and effect. All references to the Agreement in the Transaction Documents shall be deemed to mean the Agreement as modified hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as expressly set forth herein and shall not constitute a novation of the Agreement.

Section 4.         Representations. Each of the Borrower and the Collateral Manager hereby represent and warrant as of the date of this Amendment as follows:

(a)            it is duly formed or organized and validly existing and, if applicable in the State of its organization, in good standing, under the laws of the State of its formation or organization;

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(b)            the execution, delivery and performance by it of this Amendment and the Agreement as amended hereby are within its powers, have been duly authorized, and do not contravene (A) its limited liability company agreement, charter, by-laws, or other organizational documents, or (B) any Applicable Law;

(c)            no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or official thereof, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the Agreement amended hereby by or against it;

(d)            this Amendment has been duly executed and delivered by it;

(e)            each of this Amendment and the Agreement as amended hereby constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity;

(f)            it is not in default under the Agreement as amended hereby; and

(g)           upon giving effect to this Amendment, there is no Termination Event.

Section 5.         Condition to Effectiveness. The effectiveness of this Amendment is conditioned upon: (i) payment (to the extent invoiced) of outstanding fees of each Lender and any invoiced outstanding fees and disbursements of the Administrative Agent (if any), (ii) delivery of executed signature pages by all parties hereto to the Administrative Agent and (iii) delivery of an opinion letter of Ropes and Gray LLP relating to the true sale and true contribution of the Loans in form and substance satisfactory to the Administrative Agent.

Section 6.         Miscellaneous.

(a)            Without in any way limiting any other obligation hereunder or under the Transaction Documents, the Borrower agrees to provide, from time to time, any additional documentation and to execute additional acknowledgements, amendments, instruments or other agreements as may be reasonably requested and required by the Administrative Agent to effectuate the foregoing.

(b)           This Amendment may be executed in any number of counterparts (including by facsimile or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(c)            The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(d)            This Amendment may not be amended or otherwise modified except as provided in the Agreement.

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(e)            The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment or the Agreement.

(f)            Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(g)            This Amendment and the Agreement represent the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.

(h)            The provisions of Sections 13.10 and 13.11 of the Agreement are each incorporated by reference herein mutatis mutandis.

(i)            This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

(j)             THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS SET FORTH IN THE AGREEMENT.

(k)            By their execution hereof, the parties hereto acknowledge and agree that U.S. Bank Trust Company, National Association is the successor in interest to U.S. Bank National Association as Collateral Agent under the Agreement by an assignment from U.S. Bank National Association of its rights, interests and obligations in its role as Collateral Agent to U.S. Bank Trust Company, National Association. In furtherance of the foregoing, all Transaction Documents, including all exhibits and schedules thereto, are hereby amended by changing all references therein to U.S. Bank National Association solely in its role as Collateral Agent to U.S. Bank Trust Company, National Association.

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(l)            Each of the Administrative Agent and the Lenders hereby directs the Collateral Custodian and the Collateral Agent to execute this Amendment. In entering into this Amendment and performing its duties under this Amendment, the Collateral Custodian and the Collateral Agent shall be entitled to all the same rights, protections, immunities and indemnities as set forth in the Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BDCA FUNDING I, LLC, as the Borrower

By:
	Name:	Nina Kang Baryski
	Title:	Chief Financial Officer

FRANKLIN BSP LENDING CORPORATION (formerly known as Business Development Corporation of America), as the Collateral Manager

By:
	Name:	Nina Kang Baryski
	Title:	Chief Financial Officer

[Additional Signatures Follow]

Amendment No. 2 to Loan and Servicing Agreement

[Signatures Continued From Previous Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:
Name:
Title:

[Additional Signatures Follow]

Amendment No. 2 to Loan and Servicing Agreement

[Signatures Continued From Previous Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

[Additional Signatures Follow]

Amendment No. 2 to Loan and Servicing Agreement

[Signatures Continued From Previous Page]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as the Collateral Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as the Collateral Custodian

By:
Name:
Title:

Amendment No. 2 to Loan and Servicing Agreement

EXHIBIT A

~~EXECUTION COPY~~

(Conformed through Amendment No. ~~1~~ 2 dated ~~April 6~~ May 27, ~~2021~~ 2022)

UP TO U.S. $300,000,000 LOAN AND SERVICING AGREEMENT

by and among

~~BUSINESS-DEVELOPMENT~~ FRANKLIN BSP LENDING CORPORATION ~~OF AMERICA~~,
as the Collateral Manager

BDCA FUNDING I, LLC,
as the Borrower

EACH OF THE LENDERS
FROM TIME TO TIME PARTY HERETO,
as the Lenders

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION,
as the Collateral Agent and as the Collateral Custodian

Dated as of August 28, 2020

TABLE OF CONTENTS

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EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice
EXHIBIT A-2	Form of Repayment Notice (Reduction of Advances Outstanding/Facility Amount)
EXHIBIT A-3	Form of Borrowing Base Certificate
EXHIBIT A-4	Form of Approval Notice
EXHIBIT B	[Reserved]
EXHIBIT C	Form of Collateral Management Report
EXHIBIT D-1	Form of Officer’s Certificate as to Solvency (BDCA Funding I, LLC)
EXHIBIT D-2	Form of Officer’s Certificate as to Solvency (Franklin BSP Lending Corporation (formerly known as Business Development Corporation of America)
EXHIBIT D-3	[Reserved]
EXHIBIT E-1	Form of Officer’s Closing Certificate (BDCA Funding I, LLC)
EXHIBIT E-2	Form of Officer’s Closing Certificate (Franklin BSP Lending Corporation (formerly known as Business Development Corporation of America))
EXHIBIT E-3	[Reserved]
EXHIBIT F-1	Form of Power of Attorney (BDCA Funding I, LLC)
EXHIBIT F-2	Form of Power of Attorney (Collateral Manager)
EXHIBIT F-3	Form of Power of Attorney (Originator)
EXHIBIT G	Form of Release of Required Loan Documents
EXHIBIT H	Form of Collateral Manager’s Certificate
EXHIBIT I	Form of Transferee Letter
EXHIBIT J	Form of Joinder Supplement
EXHIBIT K	Form of Required Loan Documents Certificate
EXHIBIT L	Form of Loan Checklist

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LOAN AND SERVICING AGREEMENT

THIS LOAN AND SERVICING AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of this August 28, 2020, by and among:

(1)            ~~BUSINESS DEVELOPMENT~~ FRANKLIN BSP LENDING CORPORATION ~~OF AMERICA~~ (formerly known as Business Development Corporation of America), a Maryland corporation (“BDCA”), as collateral manager (together with its successors and assigns in such capacity, the “Collateral Manager”);

(2)            BDCA FUNDING I, LLC, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(3)            EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender” and collectively, the “Lenders”);

(5)            WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“WFBNA”), not in its individual capacity but solely as the administrative agent for the Lenders hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”), and

(6)            U.S. BANK NATIONAL ASSOCIATION, national banking association (“USB”), not in its individual capacity but solely as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”), and not in its individual capacity but solely as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENT

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein; and WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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“Anti-Money Laundering Laws”: Applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable ~~LIBOR~~ Prime Rate”: With respect to any Loan, the prime or base rate applicable to such Loan pursuant to the Underlying Instruments for such Loan.

“Applicable Reference Rate”: With respect to any Loan, the definition of “LIBOR Rate” (including any successor to “LIBOR Rate” based on SOFR) or any comparable definition in the Underlying Instruments for such Loan.

~~“Applicable Prime Rate”: With respect to any Loan, the prime or base rate applicable to such Loan pursuant to the Underlying Instruments for such Loan.~~

“Approval Notice”: With respect to any Eligible Loan, the written notice, in substantially the form attached hereto as Exhibit A-4, evidencing the approval by the Administrative Agent, in its sole discretion, of the acquisition by the Borrower of such Eligible Loan.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the fair value of the total assets of BDCA and its Subsidiaries as required by, and in accordance with, the 1940 Act and any orders of the SEC issued to BDCA to be determined by the Board of Directors of BDCA and reviewed by its auditors, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of BDCA and its Subsidiaries, to (b) the aggregate amount of Indebtedness of BDCA and its Subsidiaries; provided that the calculation of the Asset Coverage Ratio shall not include Subsidiaries that are not required to be included by the 1940 Act as affected by such orders of the SEC issued to BDCA including, if set forth in any such order, any Subsidiary which is a small business investment company which is licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958.

“Assigned Documents”: Defined in Section 2.12.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections with respect to Loans included in the Collateral and earnings from Permitted Investments in the Collection Account), during the immediately preceding Accrual Period.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%; provided that, notwithstanding the foregoing, at any time the ~~LIBOR Rate~~ Benchmark exceeds the higher of the rates specified in clauses (a) and (b), then the Base Rate shall be increased by such excess.

“BDCA”: Defined in the Preamble.

“Benchmark”: Initially, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to any then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 13.1.

“Benchmark Replacement”: ~~The~~ With respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to the LIBOR Rate~~ for such Benchmark for Dollar denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: With respect to any replacement of ~~the LIBOR Rate~~ any then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~ such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~ such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities at such time.

~~“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Federal Funds Rate,” the definition of “Accrual Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).~~

“Benchmark Replacement Date”: The earlier to occur of the following events with respect to ~~the LIBOR Rate~~ any then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of ~~the LIBOR Rate~~ such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the LIBOR Rate~~ such Benchmark; or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date ~~of~~ on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the ~~public~~ most recent statement or publication ~~of information~~ referenced ~~therein~~ in such clause (3) and even if any other tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to ~~the LIBOR Rate~~ any then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of ~~the LIBOR Rate~~ such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the LIBOR Rate~~ such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate~~ such Benchmark (or such component);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate~~ such Benchmark (or the published component used in the calculation thereof), the ~~U.S.~~ Federal Reserve ~~System~~ Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~the LIBOR Rate~~ such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the LIBOR Rate~~ such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the LIBOR Rate~~ such Benchmark (or such component), which states that the administrator of ~~the LIBOR Rate~~ such Benchmark (or such component) has ceased or will cease to provide ~~the LIBOR Rate~~ such Benchmark (or such component thereof) permanently or indefinitely,; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate~~ such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate announcing that the LIBOR Rate is no longer~~ such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative.

“Benchmark Transition Start Date”: ~~(a)~~ In the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) ~~and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders~~.

“Benchmark Unavailability Period”: ~~If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the~~ The period (if any) (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced ~~the LIBOR Rate~~ any then-current Benchmark for all purposes hereunder in accordance with Section 13.1 and (y) ending at the time that a Benchmark Replacement has replaced ~~the LIBOR Rate~~ any then-current Benchmark for all purposes hereunder pursuant to Section 13.1(c).

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.320.

“Benefit Plan Investor”: A “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, which includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets of any such employee benefit plan or plan.

“Borrower”: Defined in the Preamble.

“Borrowing Base”: As of any Measurement Date, an amount equal to the least of:

(a)	the aggregate sum of (i) the products of (A) the Advance Rate for each Eligible Loan as of such date and (B) the Adjusted Borrowing Value of such Eligible Loan as of such date, plus (ii) the amount on deposit in the Principal Collections Account as of such date; or

(b)	(i) the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date minus (ii) the Minimum Equity Amount, plus (iii) the amount on deposit in the Principal Collections Account as of such date; or

“Collection Date”: The date following either the Reinvestment Period End Date or the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collections”: The sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (a) prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, the dollar amount set forth opposite the Lender’s name on Annex B hereto or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, and (b) on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date, with respect to each Lender, such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Commitment Fee”: Defined in Section 2.13(a).

“Commitment Fee Rate”: Defined in Section 2.13(a).

“Conforming Changes”: With respect to either the use or administration of Daily Simple SOFR or any other then-current Benchmark, the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Governmental Securities Business Day,” the definition of “Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 13.1 and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Continued Errors”: Defined in Section 6.12(d).

“Contractual Obligation”: With respect to any Person, any material provision of any securities issued by such Person or any material indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Daily Simple SOFR”: On any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Simple SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) zero. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default Period”: The period beginning on the day on which the Termination Date is declared or automatically occurs, and ending on the Collection Date.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Loan”: Any Loan designated as such by the Administrative Agent, in its sole discretion, at the time of approval of such Loan.

“Determination Date”: The last day of each calendar month.

“Discretionary Sale”: Defined in Section 2.17.

“Discretionary Sale Date”: The Business Day identified by the Borrower to the Administrative Agent and the Collateral Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: Defined in Section 2.17.

“Disruption Event”:  The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in  any applicable interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent of the inability, for any reason, of such Lender to determine the applicable Interest Rate, (c) any Lender shall have notified the Administrative Agent of a determination by such Lender, as applicable, that the rate at which United States dollars are being offered to such Lender in any applicable interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance, or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender, as applicable, to obtain United States dollars in  any applicable interbank market to make, fund or maintain any Advance.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA”: With respect to any period and any Loan, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal obligor on such Loan and any of its parents or Subsidiaries, except any Subsidiary excluded from the Underlying Documents, that are obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate, all computed on an annualized basis and pro forma basis in the case of an acquisition.

~~“Early Opt-in Election”: The occurrence of:~~

~~(1)            (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 12.1 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and~~

~~(2)            (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.~~

“Eligible Loan”: On any date, each Loan that satisfies each of the following criteria (unless compliance with any one or more of such representations and warranties is waived, in writing, by the Administrative Agent, in its sole discretion):

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purchase by the Borrower as an Eligible Loan but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as an Eligible Loan, for so long as such obligation fails to satisfy such requirements.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or Collateral Manager, as applicable, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or Collateral Manager, as applicable, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, or Collateral Manager, as applicable, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Errors”: Defined in Section 6.12(d).

~~“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent of a determination by such Lender, as applicable, that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (c) any Lender shall have notified the Administrative Agent of the inability of such Lender, as applicable, to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.~~

“Excepted Persons”: Defined in Section 13.13(a).

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property, (b) any amount received in the Collection Account or other Account representing (i) a reimbursement of insurance premiums and (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments and (c) any amount received in the Collection Account with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.16 or Section 2.17, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Loan”: A Broadly Syndicated Loan or Middle Market Loan.

“First Out Attachment Ratio” With respect to any Eligible Loan, as of any date of determination, an amount equal to the Net Senior Leverage Ratio with respect to all or any portion of such Eligible Loan that constitutes first lien senior secured Indebtedness that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (excluding any first lien last-out Indebtedness within the capital structure).

“Fixed Rate Loan”: An Eligible Loan other than a Floating Rate Loan.

“Floating Rate Loan”: An Eligible Loan under which the Loan Rate payable by the Obligor thereof is based on the Applicable Prime Rate or the Applicable ~~LIBOR~~ Reference Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such Loan Rate will reset in accordance with customary terms immediately upon any change in the related Applicable Prime Rate or the Applicable ~~LIBOR~~ Reference Rate.

“Funding Date”: With respect to any Advance, the date such funds are made available to the Borrower in accordance with Section 2.2.

“Funding Request”: A Borrowing Notice in the form of Exhibit A-1 requesting an Advance and including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Grant” or “Granted” means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Interest Obligations”: With respect to any period and any Loan, for the Obligor on such Loan and, to the extent included in the corresponding calculation of EBITDA, any parent that is obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest Obligations” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Interest Obligations” or such comparable definition is not defined in such Underlying Instruments, all cash interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period).

“Interest Rate”: Subject to Section 2.14(d), for any Accrual Period and for each Advance outstanding for each day during such Accrual Period, a rate equal to the ~~LIBOR Rate~~ Benchmark.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the making or acquisition of Loans and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit J to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 13.16(a).

“Last Out Attachment Ratio”: With respect to any Eligible Loan, as of any date of determination, an amount equal to the Net Senior Leverage Ratio with respect to all or any portion of such Eligible Loan that constitutes first lien senior secured Indebtedness.

“Lender”: Defined in the Preamble.

“Lender Fee Letter”: Each fee letter agreement that shall be entered into by and among the Borrower, the Collateral Manager, the applicable Lender in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

~~“LIBOR Rate”: For any day during the Accrual Period, with respect to any Advance (or portion thereof) the greater of (x) zero and (y)(a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a three-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a three-month maturity are offered by the principal London office of Wells Fargo Bank, National Association in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.~~

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties). For the avoidance of doubt, notwithstanding any Loan acquired by the Borrower hereunder meeting the requirements of an Eligible Loan, customary restrictions on transfers of a Loan pursuant to the related Underlying Instruments shall not be deemed to be a “Lien.”

“Liquidation Expenses”: With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Collateral Manager (including amounts paid to any subservicer) in accordance with the Collateral Manager’s customary procedures in connection with the repossession, refurbishing and disposition of any Related Property securing such Loan upon or after the expiration or earlier termination of such Loan, and other out-of-pocket costs related to the liquidation of any such assets, as documented by the Collateral Manager upon the request of the Administrative Agent, in writing providing a breakdown of the Liquidation Expenses for such Loan, along with any supporting documentation therefor.

“Loan”: Any commercial loan which the Collateral Manager directs the Borrower to acquire, which loan includes, without limitation, (i) the Required Loan Documents and Loan Checklist, and (ii) all right, title and interest of the Borrower in and to the loan and any Related Property, but excluding, as applicable, the Excluded Amounts.

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist, in the form of Exhibit L, delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan, that identifies all applicable Required Loan Documents with respect to such Loan, which shall specify whether such document is an original or a copy and includes the identification number and the name of the Obligor with respect to the related Loan.

“Loan Rate”: For each Loan in an Accrual Period, the current cash pay interest rate for such Loan in such period, as specified in the related Underlying Instruments.

“Loan Tape”: The loan tape to be delivered in connection with each Collateral Management Report and on each applicable Funding Date, which tape shall include (but not be limited to) the aggregate OLB of all Loans and, with respect to each Loan, the following information:

(a)            name and number of the related Obligor;

(b)            whether such Obligor is an Affiliate of the Borrower, the Originator or Collateral Manager;

(c)            calculation of the Net Senior Leverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that if any other positions in such Loan existed on its Funding Date then such calculation shall include the Net Senior Leverage Ratio utilized for the position with the earliest of such other Funding Dates ), and for the most recent Relevant Test Period;

(d)            calculation of the Interest Coverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that if any other positions in such Loan existed on its Funding Date then such calculation shall include the Interest Coverage Ratio utilized for the position with the earliest of such other Funding Dates), and for the most recent Relevant Test Period;

(e)            calculation of the Net Leverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that if any other positions in such Loan existed on its Funding Date then such calculation shall include the Net Leverage Ratio utilized for the position with the earliest of such other Funding Dates), and for the most recent Relevant Test Period;

(f)            Exposure Amount (if applicable);

(g)            collection status (number of days past due);

(h)            loan status (whether in default or on non-accrual status);

(i)            Loan rating;

(j)            scheduled final maturity date;

(k)            date and amount of next Scheduled Payment;

(l)            loan rate of interest (and reference rate);

(m)            ~~LIBOR~~ reference rate floor (if applicable);

(n)            OLB;

(o)            par amount;

(p)            Assigned Value;

(q)            Purchase Price;

(r)            Moody’s asset and Obligor rating (if available);

(s)            S&P asset and Obligor rating (if available);

(t)            Loan type (e.g., Broadly Syndicated Loan, Second Lien Loan or Middle Market Loan);

(u)            collateral position;

(v)            industry classification;

(w)            gross total debt for the most recent Relevant Test Period

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Instruments or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the Underlying Instruments, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Repayment Notice”: Each written notice required to be delivered by the Borrower in respect of (a) any reduction of the Advances Outstanding pursuant to Section 2.3(b), in the form of Exhibit A-2 or (b) any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.3(a), in the form of Exhibit A-2.

“Replaced Loan”: Defined in Section 2.16(a)(i).

“Reportable Event”: Means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date”: The date that is two (2) Business Days prior to the 17th of each calendar month (unless in such month a Payment Date occurs in which case two (2) Business Days prior to such Payment Date).

“Required Lenders”: At any time, (i) WFBNA (as a Lender hereunder) and its successors and assigns and (ii) the Lenders representing an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that if there are two or more unaffiliated Lenders party hereto as of the applicable date of determination, then at least two such Lenders shall be required to constitute the Required Lenders; and provided further that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Loan Documents”: For each Loan, the following documents or instruments, ~~all~~ in each case as specified on the related Loan Checklist:

(a)            ~~(i)~~ unless such Loan is a Noteless Loan, the original executed promissory note (or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank); ~~(~~and

(b)            (i) unless such Loan is a Noteless Loan, an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower~~)~~, ~~or~~ (ii) ~~if such promissory note is not issued in the name of the Borrower or is a Noteless Loan, (A) an~~ executed ~~copy~~ copies of ~~each~~ an unbroken chain of assignment and assumption agreements, transfer documents or instruments relating to such Loan evidencing the assignment of such Loan from each prior third party owner thereof to the Borrower, (iii) an executed assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan ~~from any prior third party owner thereof to the Borrower and from~~ to the Borrower ~~in blank;(b)~~ that, to the extent ~~the following can be obtained without undue expense or effort for the related Loan, copies~~ required by the Underlying Instruments, is counter-signed by the applicable underlying administrative agent, (iv) a copy of the loan register held by the administrative agent for such Loan showing that the Borrower is the lender of record with respect to such Loan, or (v) a copy of the executed ~~(i) guaranty, (ii) underlying~~ credit or loan agreement ~~(or similar agreement pursuant to which the related Loan has been issued or created), (iii) acquisition agreement (or similar agreement) and (iv) security agreement or other agreement that secures the obligations represented by such Loan, in each case as set forth on the Loan Checklist;~~ to which the Borrower was an original signatory (which includes the Borrower’s commitment).

~~(c)            with respect to any Loan originated by the Originator and with respect to which the Originator acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Collateral Agent as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Collateral Manager to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case, as set forth in the Loan Checklist.~~

“Required Reports”: Collectively, the Collateral Management Report required pursuant to Section 6.7(b), the Collateral Manager’s Certificate required pursuant to Section 6.7(c), the financial statements of the Originator required pursuant to Section 6.7(d), the financial statements and valuation reports of each Obligor required pursuant to Section 6.7(e), the annual statements as to compliance required pursuant to Section 6.8, and the annual independent public accountant’s report required pursuant to Section 6.9.

“Required Sale Asset”: Any asset owned by the Borrower that would disqualify the Borrower from using the “loan securitization exemption” under the Volcker Rule (as determined by the Administrative Agent in its reasonable discretion).

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of limited liability company interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of limited liability company interests or in any junior class of limited liability company interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of limited liability company interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to

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“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) the Collateral Custodian and (v) the Securities Intermediary.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Securities Account Control Agreement, dated as of the Closing Date, among the Borrower, as the debtor, the Collateral Manager, the Administrative Agent and USB, as the Collateral Agent and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Simple SOFR Determination Day”: The meaning specified in the definition of “Daily Simple SOFR”.

“SOFR”: ~~With respect~~ A rate equal to ~~any day means~~ the secured overnight financing rate published for such day as administered by the SOFR Administrator.

“SOFR Administrator”: The Federal Reserve Bank of New York~~, as the administrator of the benchmark,~~ (or ~~a~~ any successor administrator) ~~on the Federal Reserve Bank of New York~~.

“SOFR Administrator’s Website”: The website of the SOFR Administrator, currently at http://www.newyorkfed.orghttp://www.newyorkfed.org, for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day”: The meaning specified in the definition of “Daily Simple SOFR”.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Subsidiary”: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”: Defined in Section 2.16(a).

“Substitution Date”: Defined in Section 2.16(a).

“Successor Collateral Manager”: Defined in Section 6.12(a).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, withholdings, deductions, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.

~~“Term SOFR”: The forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

“Termination Date”: The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.3(a), (b) the Facility Maturity Date or (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a).

“Termination Event”: Defined in Section 10.1.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Purchase and Sale Agreement, the Securities Account Control Agreement, each Lender Fee Letter, any Joinder Supplement, any Transferee Letter, the USB Fee Letter, the Pledge Agreement and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transferee Letter”: Defined in Section 13.16.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The loan agreement, credit agreement or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“Unencumbered Liquidity”: The sum of (a) all cash or cash equivalents held by the Originator (other than any cash or cash equivalents held by the Borrower) plus (b) immediately accessible availability from credit facilities of the Originator and its subsidiaries (other than pursuant to this Agreement) plus (c) other liquid assets mutually agreed to by the Originator and the Administrative Agent.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event (other than events described in Section 10.1(e) and Section 10.1(f) and in the case of Section 10.1(f), due to the occurrence of an event described in Section 6.11(d)) that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments).

“Unused Portion”: Defined in Section 2.13(a).

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USB”: Defined in the Preamble.

“USB Fee Letter”: The fee letter, dated as of the date hereof, by and among the Collateral Manager and USB, in its capacity as the Collateral Custodian and in its capacity as the Collateral Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Value Adjustment Event”: With respect to any Loan, the occurrence of any one or more of the following events after the related Funding Date:

(i)            (A) the Interest Coverage Ratio for any Relevant Test Period with respect to such Loan is (I) less than 85% of the Interest Coverage Ratio with respect to such Loan as calculated on the applicable Funding Date and (II) less than 1.50x or (B)(x) with respect to Broadly Syndicated Loans and Middle Market Loans, the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan (I) is more than 0.50x

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(h)            reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i)            reference to the par or principal amount of any Loan shall, unless otherwise expressly set forth herein, be calculated exclusive of accrued and Accreted Interest;

(j)            for purposes of this Agreement, an Unmatured Termination Event or a Termination Event shall be deemed to be continuing until it is waived in accordance with Section 13.1;

(k)            unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, Borrower and Administrative shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Administrative Agent a written reconciliation in form and substance reasonably satisfactory to Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles;

(l)            the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the ~~London interbank offered rate~~ Benchmark or any component definition thereof or ~~other~~ rates referred to in the definition ~~of “LIBOR Rate”~~ thereof, or with respect to any alternative ~~or~~, successor ~~rate thereto,~~ or replacement rate ~~thereof~~ thereto (including any Benchmark Replacement), including ~~without limitation,~~ whether the composition or characteristics of any such alternative, successor or replacement ~~reference~~ rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to this Section 1.4(~~l~~ k), will be similar to, or produce the same value or economic equivalence of, ~~LIBOR Rate~~ or have the same volume or liquidity as ~~did the London interbank offered rate~~, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes;

(m)            for purposes of any calculation under this Agreement, each Loan will be deemed to have been purchased as of the related Funding Date and sold as of the related settlement date of such sale; and

(n)            any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic Loan) and (D) include a representation that all conditions precedent for an Advance described in Section 3.2 hereof have been met. Each Funding Request shall be irrevocable; provided, however, that during any Benchmark Unavailability Period, the Borrower may revoke any Funding Notice promptly upon receiving notice of the commencement of such Benchmark Unavailability Period. If any Funding Request is received by the Administrative Agent after 2:00 p.m. on the Business Day prior to the proposed Funding Date, or on a day that is not a Business Day, such Funding Request shall be deemed to be received by the Administrative Agent and each Lender at 9:00 a.m. on the next Business Day.

(c)            On the proposed Funding Date, subject to the limitations set forth in Section 2.1(a) and upon satisfaction of the applicable conditions set forth in Section 3.2, in the case of an Advance, each Lender shall make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower in the Funding Request given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) an amount equal to the Availability on such Funding Date.

(d)            On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(e)            Subject to Section 2.3 and the other terms, conditions, provisions and limitations set forth herein (including, without limitation, the payment of the Prepayment Penalty, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period.

Notwithstanding anything to the contrary herein, on the Closing Date the Borrower may request an Advance for the purpose of repaying Indebtedness outstanding under the Existing Credit Facility. In connection therewith, any obligation of WFBNA in its capacity as a Lender to fund such Advance may be netted against any amounts due to WFBNA in its capacity as a lender under the Existing Credit Facility.

Section 2.3.        Reduction of the Facility Amount; Mandatory and Optional Repayments.

(a)            The Borrower shall be entitled at its option and upon ten (10) Business Days’ prior written notice in the form of Exhibit A-2 to the Administrative Agent (and the Administrative Agent shall forward such notice to each Lender) to either (i) terminate the Facility Amount in whole upon payment in full of all Advances Outstanding, all accrued and unpaid Interest, all accrued and unpaid costs and expenses of the Administrative Agent, Lenders, the Prepayment Penalty (payable pro rata to each Lender) and all other Aggregate Unpaids (other than unmatured contingent indemnification obligations), or (ii) reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, all accrued and unpaid Interest (pro rata with respect to the portion of the Facility Amount so reduced), all accrued and unpaid costs and expenses of the Administrative Agent and Lenders and the Prepayment Penalty (payable pro rata to each Lender); provided that in each case no Prepayment Penalty shall be due and payable so long as such termination or reduction occurs no sooner than the date which is one year following the Closing Date. Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable; provided that any such request for a reduction or termination may be conditioned on the effectiveness of any other transaction and may be revoked if such condition is not satisfied. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b)            The Borrower shall be entitled at its option, at any time, to reduce Advances Outstanding; provided that (i) the Borrower shall give one (1) Business Day’s prior written notice of such reduction in the form of Exhibit A-2 to the Administrative Agent and each Lender, and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in a minimum amount of $500,000. In connection with any reduction of Advances Outstanding (x) in part, the Borrower shall deliver to each Lender funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such repayment (payable pro rata to each Lender) and (y) in whole, the Borrower shall deliver to each Lender funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid Interest, and all accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such repayment (payable pro rata to each Lender); provided that no such reduction shall be given effect unless (1) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent in its sole discretion and (2) no event has occurred or would result from such prepayment which would constitute an Termination Event or an Unmatured Termination Event. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(b) to the pro rata reduction of the Advances Outstanding and to the payment of all accrued and unpaid Interest on the amount of the Advances Outstanding to be repaid. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable; provided that any such Repayment Notice may be conditioned on the effectiveness of any other transaction and may be revoked if such condition is not satisfied.

Section 2.4.        Determination of Interest.

(a)            Each applicable Lender shall calculate the Interest Rate and the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Collateral Manager thereof on the third Business Day prior to such Payment Date.

(b)            In connection with the use or administration of Daily Simple SOFR, the Administrative Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR.

Section 2.5.        Evidence of Advances.

Each Advance and all repayments thereof shall be evidenced by the applicable Lender’s loan accounts and records. Subject to the Register maintained pursuant to Section 13.16(b), such loan accounts and records shall be conclusive absent manifest error of the amount of the Advances and repayments thereof. Any failure to record any Advances or repayment thereof or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Advances.

Section 2.6.        Principal Repayments.

(a)            Unless sooner prepaid pursuant to the terms hereof and subject to Section 10.2, the Advances Outstanding shall be repaid by the Borrower in full on the Termination Date. Advances Outstanding shall be repaid as and when necessary to cause the Availability to equal or exceed $0, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Reinvestment Period.

(b)            All repayments of any Advance or any portion thereof shall be made together with payment of all Interest accrued and unpaid on the amount repaid to (but excluding)

the date of such repayment.

Section 2.7.        Interest Settlement Procedures before the Default Period.

On each Payment Date before the Default Period, the Collateral Manager shall direct the Collateral Agent to pay pursuant to the Collateral Management Report (and the Collateral Agent shall make payment from the Interest Collections Account to the extent of Available Funds, in reliance on the information set forth in such Collateral Management Report) to the following Persons, the following amounts in the following order of priority:

(1)            pari passu to the Collateral Agent and the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Agent and Portfolio Administration Fees; provided that indemnity amounts payable to the Collateral Agent and the Collateral Custodian pursuant to this clause (1) (and Section 2.8(a)(1) and Section 2.9(1), if applicable) shall not, collectively, exceed $100,000 per annum;

(2)            to or at the direction of the Collateral Manager (i) an amount equal to any accrued and unpaid Collateral Management Fees to the end of the related Accrual Period and (ii) the amount of accrued and unpaid fees and expenses payable by the Borrower to the Collateral Manager under the Transaction Documents;

(3)            pro rata in accordance with the amounts due under this clause, to each Lender, in an amount equal to any accrued and unpaid Interest, Facility Margin and Commitment Fee;

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be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any increase in cost and/or reduction in Interest with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.14.

(c)            In determining any amount provided for in this Section 2.14, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.14 shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

(d)            If a ~~Eurodollar~~ Disruption Event as described in clause (a) of the definition of “~~Eurodollar~~ Disruption Event” with respect to any Lender has occurred and is continuing, the applicable Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at the ~~LIBOR Rate~~ Benchmark shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(e)            Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.

(f)            Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced after the Closing Date, thereby constituting a change for which a claim for increased costs or additional amounts may be made hereunder with respect to the Affected Parties, regardless of the date enacted, adopted or issued.

(g)            If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.14, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.14(a) but without the payment of any Prepayment Penalty); provided that, such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.14 in accordance with the terms hereof.

Section 2.15.         Taxes.

(a)            All payments made by the Borrower, including any allocations or distributions to the Lenders, will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes are required

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(iii)            The Collateral Manager shall deliver to the Administrative Agent (with a copy to the Collateral Agent) a completed Borrowing Base Certificate and other evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless a Discretionary Sale is to be effected on a Payment Date, in which case there must be sufficient Available Funds to effect the contemplated Discretionary Sale in accordance with the terms of this Agreement);

(iv)            After giving effect to the Discretionary Sale and the assignment to the Borrower of the Collateral on any Discretionary Sale Date, (a) the Availability is greater than or equal to zero, (b) the representations and warranties contained in Section 4.1, 4.2 and 4.3 hereof shall continue to be correct in all material respects (other than any such representation or warranty that is qualified by “material,” “materially,” “Material Adverse Effect,” or a similar term or phrase, in which case, such representation or warranty shall be true and correct (as so qualified)), except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted;

(v)            On the related Discretionary Sale Date, the Administrative Agent, each Lender, the Collateral Custodian and the Collateral Agent, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of the Loans that are the subject of such Discretionary Sale, the Availability will be equal to or greater than $0 plus (b) an aggregate amount equal to the sum of all other Aggregate Unpaids due and owing to the Administrative Agent, each applicable Lender, the Collateral Agent, the Collateral Custodian, the Affected Parties and the Indemnified Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date; provided that, the Administrative Agent and each Lender shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (a) and (b) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale;

(vi)            The OLB of the Loan(s) which are the subject of a proposed Discretionary Sale to an Affiliate of the Collateral Manager, together with the OLB of the Loan(s) sold in all other Discretionary Sales to an Affiliate of the Collateral Manager (other than, for the avoidance of doubt, any Loans sold via participation pursuant to the Master Participation Agreement) and the Loan(s) substituted pursuant to Section 2.16(a) during the preceding 12 month period (or such lesser number of months as shall have elapsed as of such date), shall not exceed 25% of the Facility Amount; provided that the OLB of any Loan with an Assigned Value equal to zero at the time it is subject to a Discretionary Sale shall not be included for purposes of such calculation; and

(vii)            On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account.

(b)            In connection with any Discretionary Sale, following receipt by the Secured Parties of the amounts referred to in clause (v) above, there shall be transferred and assigned to or at the direction of the Borrower (for further sale to the purchaser in any

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2.20(a); provided that during the period of time that such event remains unremedied, (i) no additional Advance will be made under this Agreement and (ii) any payments required to be made by the Collateral Manager on a Payment Date shall be made under Section 2.9; or

(j)            failure on the part of the Borrower to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than Section 2.3) within three (3) Business Days of the day such payment or deposit is required to be made; or

(k)            the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(l)            the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within ten (10) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within ten (10) Business Days; or

(m)            failure to pay, on the Termination Date, the outstanding principal of all outstanding Advances, if any, and all Interest and all fees accrued and unpaid thereon together with all other Aggregate Unpaids, including, but not limited to, any Prepayment Penalty; or

(n)            without limiting the generality of Section 10.1(j) above, failure of the Borrower to pay Interest within three (3) Business Days of any Payment Date or within three (3) Business Days of when otherwise due; or

(o)            the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral; or

(p)            the Borrower makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Administrative Agent, which consent may be withheld by the Administrative Agent in the exercise of its sole and absolute discretion; or

(q)            the Originator fails to maintain a minimum of $~~50,000,000~~ 25,000,000 of Unencumbered Liquidity as of the last day of any fiscal quarter, or

(r)            the Borrower fails to be 100% owned by the Originator.

Section 10.2.         Remedies.

(a)            Upon the occurrence and continuance of a Termination Event, (i) the Administrative Agent may, or (ii) the Administrative Agent, upon the direction of all of the Lenders, shall by notice to the Borrower, declare the Termination Date to have occurred;

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ARTICLE XIII.

MISCELLANEOUS

Section 13.1.         Amendments and Waivers.

(a)            (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Collateral Manager, the Required Lenders, the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Collateral Agent or the Collateral Custodian, the written agreement of the Collateral Agent or the Collateral Custodian, as applicable, and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Collateral Manager shall be effective without the written concurrence of the Administrative Agent and the Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)            Notwithstanding the provisions of Section 13.1(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing any outstanding Advances, or the Interest thereon, (ii) postponing any date for any payment of any Advance, or the Interest thereon, (iii) modifying the provisions of this Section 13.1 or (iv) extending the Facility Maturity Date or the Reinvestment Period End Date.

(c)            Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable~~, the Administrative Agent and the Borrower may amend this Agreement to replace the ~~LIBOR Rate~~ then-applicable Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has delivered such proposed amendment to all Lenders, the Collateral Agent and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. ~~Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment.~~ No replacement of ~~the LIBOR Rate~~ any then-applicable Benchmark with a Benchmark Replacement pursuant to this Section 13.1(c) will occur prior to the applicable Benchmark Transition Start Date.

In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that the Administrative Agent provides prompt written notice of such amendment to the other parties hereto

The Administrative Agent will promptly notify the Borrower, the Collateral Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, .as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement~~,~~ and (~~iii~~ ii) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes ~~and (iv) the commencement or conclusion~~ in connection with the use, administration, adoption or implementation of ~~any~~ a Benchmark ~~Unavailability Period~~ Replacement. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 13.1(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section ~~12.1~~ 13.1(c).

During any Benchmark Unavailability Period (or any other period in which any then-current Benchmark is not available), all Advances shall bear interest at the ~~applicable Facility Margin Rate plus the lower of (i) the Prime Rate and (ii) the Federal Funds~~ Base Rate.

Section 13.2.       Notices, Etc.

(a)            All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by e-mail and facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

(b)            The Administrative Agent and the Collateral Agent, respectively, shall forward copies of each notice it receives in connection with this Agreement to each Lender at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the Administrative Agent and the Collateral Agent.

Section 13.3.        Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment (whether voluntary, involuntary, through the exercise of any right or setoff, or otherwise) made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and such Secured Party shall repay to the purchasing Secured Party the purchase price to the extent of such recovery together with an amount equal to such

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	BDCA FUNDING I, LLC, as the Borrower By:

By:
Name:
Title:

[Signatures Continued on the Following Page]

BDCA Funding I, LLC
Loan and Servicing Agreement

THE COLLATERAL MANAGER:	~~BUSINESS DEVELOPMENT~~ FRANKLIN BSP LENDING CORPORATION ~~OF AMERICA~~ (formerly known as Business Development Corporation of America), as the Collateral Manager

By:
Name:
Title:

[Signatures Continued on the Following Page]

BDCA Funding I, LLC
Loan and Servicing Agreement

THE ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:
Name:
Title:

[Signatures Continued on the Following Page]

BDCA Funding I, LLC
Loan and Servicing Agreement

THE COLLATERAL AGENT:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Agent By:

By:
Name:
Title:

THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Custodian By:

By:
Name:
Title:

BDCA Funding I, LLC
Loan and Servicing Agreement

Annex A

~~BUSINESS DEVELOPMENT~~ FRANKLIN BSP LENDING CORPORATION ~~OF AMERICA~~
c/o Benefit Street Partners L.L.C.
9 West 57th Street, Suite 4920
New York, NY 10019
Attention: Michael Frick
Telephone: (212) 588-6770
Email: m.frick@benefitstreetpartners.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street
Prudential Tower\
Attention: Patricia Lynch
Email: Patricia.Lynch@ropesgray.com

BDCA FUNDING I, LLC
c/o Benefit Street Partners L.L.C.
9 West 57th Street, Suite 4920
New York, NY 10019
Attention: Michael Frick
Telephone: (212) 588-6770
Email: m.frick@benefitstreetpartners.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street
Prudential Tower
Attention: Patricia Lynch
Email: Patricia.Lynch@ropesgray.com

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent
Duke Energy Center
550 South Tryon Street
MAC D1086-051
Charlotte, NC 28202
Attention: Corporate Debt Finance
Confirmation: (704) 410-2496
All electronic dissemination of Notices should be sent to scp.mmloans@wellsfargo.com

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Lender